ALSTON&BIRD LLP

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Exhibit 5.2

November 6, 2009

Rayonier Inc.

50 N. Laura Street

Jacksonville, Florida 32202

Re:	Rayonier Inc. – Registration Statement on Form S-3, filed with the Securities and Exchange Commission on November 6, 2009

Ladies and Gentlemen:

We are furnishing this opinion letter to you pursuant to Item 16 of the Securities and Exchange Commission’s (the “Commission”) Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in our capacity as North Carolina counsel to Rayonier Inc., a North Carolina corporation (the “Guarantor”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Commission by Rayonier TRS Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Guarantor (the “Company”), and the Guarantor. The Registration Statement is being filed to register for resale (i) $172,500,000 aggregate principal amount of 4.50% Senior Exchangeable Notes due 2015 (the “Notes”) of the Company; (ii) the Guarantor’s unconditional guarantee (the “Guarantee”) as to the payment of principal and interest of the Notes; and (iii) 3,433,699 shares of the Guarantor’s common stock, no par value (the “Underlying Shares”), issuable upon exchange of the Notes. The Notes and the Guarantee were issued pursuant to an Indenture dated as of August 12, 2009, by and among the Company, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee (the “Indenture”). As North Carolina counsel to the Guarantor, we are opining only with regard to the legality of the Underlying Shares.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Guarantor, including, without limitation, resolutions adopted by the Board of Directors of the Guarantor, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Guarantor, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual

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Rayonier Inc.

November 6, 2009

examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Company and the Guarantor in connection with the issuance of the Notes and the Guarantee and the related obligation to, upon the occurrence of certain circumstances, issue the Underlying Shares, certificates and statements of responsible officers of the Company and the Guarantor, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification. Further, we have assumed, without independent investigation, that the Notes and the Guarantee constitute valid and legally binding obligations of the Company and the Guarantor, respectively, under the Indenture.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinion expressed below is limited to the laws of the State of North Carolina as currently in effect, and we express no opinion on the applicability of the law of any other jurisdiction.

Based upon and limited by the foregoing, it is our opinion that the Underlying Shares are duly authorized and reserved for issuance by the Guarantor upon exchange of the Notes and, when issued upon exchange of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Notes and the Indenture and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby

Rayonier Inc.

November 6, 2009

admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, ALSTON & BIRD LLP

By:	/S/ BETH R. MACDONALD
Beth R. MacDonald A Partner